Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106925-11

SUPPLEMENT
To Prospectus Supplement dated October 28, 2003

$495,412,000 (Approximate)

AAMES MORTGAGE TRUST

Mortgage Pass-Through Certificates, Series 2003-1

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

Master Servicer

On October 30, 2003, the Aames Mortgage Trust Mortgage Pass-Through Certificates, Series 2003-1 (the “Certificates”) were issued in an original aggregate principal amount of approximately $495,412,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of October 1, 2003 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, The Murrayhill Company, as Credit Risk Manager, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

AAMES MORTGAGE TRUST

AAMES Mortgage Pass Through Certificates, Series 2003-1

STATEMENT TO CERTIFICATEHOLDERS

Distribution Date:	10/25/04

		Original	Beginning				Allocated	Ending
		Certificate	Certificate	Principal	Interest	Total	Realized	Certificate
Class	Cusip	Face Value	Balance(1)	Distribution	Distribution	Distribution	Losses	Balance
1-A1	86359A6H1	$243,400,000.00	$121,805,419.35	$18,125,425.62	$192,317.22	$18,317,742.84	$0.00	$103,679,993.73
1-A2	86359A6J7	$102,230,000.00	$102,230,000.00	$0.00	$190,034.21	$190,034.21	$0.00	$102,230,000.00
2-A	86359A6K4	$58,735,000.00	$38,130,442.89	$3,297,957.38	$65,541.99	$3,363,499.37	$0.00	$34,832,485.51
A-IO*	86359A6L2	$122,072,000.00	$91,554,000.00	$0.00	$457,770.00	$457,770.00	$0.00	$91,554,000.00
M-1	86359A6M0	$34,333,000.00	$34,333,000.00	$0.00	$67,292.68	$67,292.68	$0.00	$34,333,000.00
M-2	86359A6N8	$29,247,000.00	$29,247,000.00	$0.00	$81,664.12	$81,664.12	$0.00	$29,247,000.00
M-3	86359A6P3	$8,901,000.00	$8,901,000.00	$0.00	$26,238.17	$26,238.17	$0.00	$8,901,000.00
M-4	86359A6Q1	$6,358,000.00	$6,358,000.00	$0.00	$23,934.34	$23,934.34	$0.00	$6,358,000.00
M-5	86359A6R9	$4,578,000.00	$4,578,000.00	$0.00	$17,233.63	$17,233.63	$0.00	$4,578,000.00
M-6	86359A6S8	$7,630,000.00	$7,630,000.00	$0.00	$28,722.71	$28,722.71	$0.00	$7,630,000.00
B	00253CJB4	$6,867,000.00	$6,867,000.00	$0.00	$20,509.45	$20,509.45	$0.00	$6,867,000.00
X*	NA	$6,356,360.73	$6,356,360.73	$0.00	$579,475.29	$579,475.29	$0.00	$6,356,360.73
P	NA	$100.00	$100.00	$0.00	$415,711.99	$415,711.99	$0.00	$100.00
R	NA	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Total		$502,279,000.00	$360,079,862.24	$21,423,383.00	$2,166,445.80	$23,589,828.80	$0.00	$338,656,479.24

AMOUNTS PER $1,000 UNIT						PASS THROUGH RATES
					Ending	Original	Current
	Principal	Interest	Total	Realized	Certificate	Pass-Through	Pass-Through
Class	Distribution	Distribution	Distribution	Losses	Balance	Interest Rate	Interest Rate
1-A1	74.46764840	0.79012827	75.25777666	0.00000000	425.96546315	1.31000%	2.03000%
1-A2	0.00000000	1.85888888	1.85888888	0.00000000	1000.00000000	1.67000%	2.39000%
2-A	56.14978088	1.11589325	57.26567413	0.00000000	593.04478607	1.49000%	2.21000%
A-IO*	0.00000000	3.75000000	3.75000000	0.00000000	750.00000000	6.00000%	6.00000%
M-1	0.00000000	1.96000000	1.96000000	0.00000000	1000.00000000	1.80000%	2.52000%
M-2	0.00000000	2.79222211	2.79222211	0.00000000	1000.00000000	2.87000%	3.59000%
M-3	0.00000000	2.94777778	2.94777778	0.00000000	1000.00000000	3.07000%	3.79000%
M-4	0.00000000	3.76444479	3.76444479	0.00000000	1000.00000000	4.12000%	4.84000%
M-5	0.00000000	3.76444517	3.76444517	0.00000000	1000.00000000	4.12000%	4.84000%
M-6	0.00000000	3.76444430	3.76444430	0.00000000	1000.00000000	4.12000%	4.84000%
B	0.00000000	2.98666812	2.98666812	0.00000000	1000.00000000	3.12000%	3.84000%

(1) The Class P Certificates do not accrue interest. Amounts appearing as Interest Distributions represent payments of Prepayment Charges.

* Notional Balance

Please contact the Bondholder relations Department of U.S. Bank National Association at (800) 934-6802 with any questions regarding this statement or your distribution.

U.S. BANK NATIONAL ASSOCIATION

Section 4.02 (ii),(xv),(xvi),(xvii),(xiii)

INTEREST

				Reduction from the Allocation of:
	Interest	Carryforward	Unpaid	Net Prepayment		Interest
	Distribution	Interest	Basis Risk	Interest	Basis Risk	Remittance
Class	Amount	Amount	Shortfall	Shortfalls	Shortfalls	Amount
1-A1	$192,317.22	$0.00	$0.00	$0.00	$0.00	$192,317.22
1-A2	$190,034.21	$0.00	$0.00	$0.00	$0.00	$190,034.21
2-A	$65,541.99	$0.00	$0.00	$0.00	$0.00	$65,541.99
A-IO	$457,770.00	$0.00	$0.00	$0.00	$0.00	$457,770.00
M-1	$67,292.68	$0.00	$0.00	$0.00	$0.00	$67,292.68
M-2	$81,664.12	$0.00	$0.00	$0.00	$0.00	$81,664.12
M-3	$26,238.17	$0.00	$0.00	$0.00	$0.00	$26,238.17
M-4	$23,934.34	$0.00	$0.00	$0.00	$0.00	$23,934.34
M-5	$17,233.63	$0.00	$0.00	$0.00	$0.00	$17,233.63
M-6	$28,722.71	$0.00	$0.00	$0.00	$0.00	$28,722.71
B	$20,509.45	$0.00	$0.00	$0.00	$0.00	$20,509.45
TOTAL	$1,171,258.52	$0.00	$0.00	$0.00	$0.00	$1,171,258.52

Section 4.03 (xvii)

Overcollateralization Deficiency	$0.00

Section 4.03 (i),(v),(ix),(xv),(viii)

POOL

	Pool 1	Pool 2	Total
Beginning Scheduled Balance	$313,738,030.62	$52,698,192.35	$366,436,222.97
Scheduled Principal	$316,049.25	$51,990.89	$368,040.14
Principal Prepayments (includes curtailments)	$16,735,688.51	$3,149,964.07	$19,885,652.58
Liquidation Proceeds	$506,175.74	$0.00	$506,175.74
Insurance Proceeds	$0.00	$0.00	$0.00
Substitute Loan Balance	$0.00	$0.00	$0.00
Deleted Loan Balance	$0.00	$0.00	$0.00
Principal Remittance	$17,557,913.50	$3,201,954.96	$20,759,868.46
Scheduled Principal Balance of Mortgage Loans	$295,986,474.64	$49,026,365.33	$345,012,839.97
Number of Mortgage Loans	2890	209	3099
Current Realized Loss	$193,642.48	$469,872.06	$663,514.54
Aggregate Realized Losses	$1,142,688.76	$1,316,954.23	$2,459,642.99

	Pool 1	Pool 2	Total
Gross Interest	$2,026,336.48	$318,870.67	$2,345,207.15
Servicing Fee	$132,067.26	$21,957.60	$154,024.86
Interest Remittance Amount	$1,894,269.22	$296,913.07	$2,191,182.29
Trustee Fee	$1,568.69	$263.49	$1,832.18
Credit Risk Manager Fee	$3,921.73	$658.73	$4,580.45
Net Interest Available to Bondholders	$1,888,778.80	$295,990.85	$2,184,769.66

Section 4.03 (iv)

P&I ADVANCES

Aggregate Advances required for the Collection Period	$3,774,009.57
Aggregate Advances made for the Collection Period	$3,774,009.57
Aggregate Advances not made for the Collection Period	$0.00

Section 4.03 (x)

DELINQUENCIES

	Pool 1			Pool 2
		Unpaid Principal	Stated Principal		Unpaid Principal	Stated Principal
	Number	Balance	Balance	Number	Balance	Balance
30-59 days delinquent*	124	$12,976,876.18	$12,945,525.20	12	$2,835,863.12	$2,828,460.36
60-89 days delinquent*	51	$5,130,089.02	$5,114,344.93	5	$570,558.01	$569,036.51
90 or more days delinquent*	159	$14,864,430.70	$14,767,172.78	13	$1,783,916.73	$1,768,190.13
Foreclosures	72	$7,828,111.48	$7,779,792.27	6	$1,146,334.82	$1,136,673.30
Bankruptcies	43	$3,081,016.92	$3,065,839.63	4	$542,761.93	$538,171.18
REO	27	$2,060,580.79	$2,043,827.78	1	$63,000.00	$62,551.95

* Includes all Foreclosure, Bankruptcy, and REO loans

Section 4.03 (xix)	Payments made by Cap Provider

Basis Risk Cap Payment	$207,245.97
Class X Cap Payment	$22,232.73

Section 4.03 (vii)

PREPAYMENT PREMIUM

Prepayment Premium	$415,711.99